EXHIBIT 99.01

Chegg Reports 2019 Financial Results and Raises 2020 Guidance
Chegg Services hits a record 3.9 million subscribers for 2019, up 29% year-over-year

SANTA CLARA, Calif., February 10, 2020 /BUSINESS WIRE/ -- Chegg, Inc. (NYSE:CHGG), a Smarter Way to Student®, today reported financial results for the three and twelve months ended December 31, 2019.

“2019 was a fantastic year for Chegg. Total revenue grew 28% year over year and we exceeded our profitability expectations, driven by leverage from our subscription services,” said Dan Rosensweig, CEO of Chegg, Inc., “Our strategy to provide direct-to-student services supporting millions of learners continues to deliver fantastic results and we couldn’t be more excited about 2020.” Rosensweig added.

Q4 2019 Highlights:

•	Total Net Revenues of $125.5 million, an increase of 31% year-over-year

•	Chegg Services Revenues grew 31% year-over-year to $107.3 million, or 86% of total net revenues, compared to 85% in Q4 2018

•	Net Income was $8.2 million

•	Non-GAAP Net Income was $44.8 million

•	Adjusted EBITDA was $47.0 million

•	2.5 million: number of Chegg Services subscribers, an increase of 32% year-over-year

•	271 million: total Chegg Study content views

Full Year 2019 Highlights:

•	Total Net Revenues of $410.9 million, an increase of 28% year-over-year

•	Chegg Services Revenues grew 31% year-over-year to $332.2 million, or 81% of total net revenues, compared to 79% in 2018.

•	Net Loss was $9.6 million

•	Non-GAAP Net Income was $118.0 million

•	Adjusted EBITDA was $125.0 million

•	3.9 million: number of Chegg Services subscribers, an increase of 29% year-over-year

•	810 million: total Chegg Study content views

Total net revenues include revenues from Chegg Services and Required Materials. Chegg Services primarily includes Chegg Study, Chegg Writing, Chegg Tutors, Chegg Math Solver and Thinkful, our skills-based learning platform that we acquired in October 2019. Required Materials includes rental and sale of print textbooks and eTextbooks.

For more information about non-GAAP net income and adjusted EBITDA, and a reconciliation of non-GAAP net income to net income (loss), and adjusted EBITDA to net income (loss), see the sections of this press release titled “Use of Non-GAAP Measures,” “Reconciliation of Net Income (loss) to EBITDA and Adjusted EBITDA,” and “Reconciliation of GAAP to Non-GAAP Financial Measures.”

Business Outlook:

First Quarter 2020

•	Total Net Revenues in the range of $122 million to $125 million

•	Chegg Services Revenues in the range of $99 million to $100 million

•	Gross Margin between 67% and 68%

•	Adjusted EBITDA in the range of $27.5 million to $28.5 million

Full Year 2020

•	Total Net Revenues in the range of $522 million to $527 million

•	Chegg Services Revenues in the range of $435 million to $437 million

•	Gross Margin between 71% and 72%

•	Adjusted EBITDA in the range of $162 million to $164 million

•	Capital Expenditures in the range of $105 million to $115 million which includes approximately $50 million of net textbook purchases

For more information about the use of forward-looking non-GAAP measures, a reconciliation of forward-looking net loss to EBITDA and adjusted EBITDA for the first quarter 2020 and full year 2020, see the below sections of the press release titled “Use of Non-GAAP Measures,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA.”

An updated investor presentation and an investor data sheet can be found on Chegg’s Investor Relations website http://investor.chegg.com.

Prepared Remarks - Dan Rosensweig, CEO Chegg, Inc.

Thank you, Tracey and welcome everyone to our 2019 Q4 earnings call. I am delighted to report that we had another great quarter, ending the decade on a high note. We supported a record number of students, generated record revenue, record margins, and record adjusted EBITDA. I am incredibly proud of all the work our team has done to serve the needs of students and it’s clearly paying off, as you will see when Andy walks you through the numbers.

Our 2019 priorities were:

1.	To deliver our financial goals and continue to provide services that create overwhelming value for learners;

2.	To expand the subjects we cover and the modalities and formats of content we offer, including coverage of other countries; and

3.	To continue to invest in opportunities that leverage the strength of our brand, reach, and customer base and provide opportunities for meaningful growth in future years.

Our team executed brilliantly across our priorities and exceeded all of our objectives. For the full year we achieved 5.7 million paying customers, Chegg subscribers grew 29% year-over-year, reaching a record 3.9 million, resulting in 28% net revenue growth. Throughout the year we continued to invest in academic content and services so students could learn their course material. At the same time, we expanded into one of the biggest growth categories in the industry; skills-based training for workforce development. By offering more services to students at every stage of their learning journey, we believe we are well positioned to help students get the education and the skills needed to compete in the global economy over the length of their careers.

As our platform expands, serving the increased needs of students, we have also been able to improve our competitive moat. And, through personalization, we are entering new growth vectors for our existing assets. 2019 was a big year, particularly for engagement. We averaged over 15 million unique visitors each month, serving 2.2 million pages of content through just Chegg Study alone each day, totaling an incredible 810 million content views for the year. We believe this reflects just how essential Chegg has become in the minds of students. As learners are increasingly more diverse, older, and come from various socio-economic backgrounds, the number of people that need learning support, both academically and professionally, continues to increase. And the types of support they need also evolved, as many are working full time, raising families, and juggling multiple priorities, all while pursuing their education. So, we continue to invest in services that will meet them where they are and when they need it, whether that’s through 24/7 live human help, or with offerings like Chegg Study Pack. As a reminder, the Chegg Study Pack is being rolled out in stages over the course of 2020. Initially it is being offered to new subscribers only and we expect to start rolling it out to the broader customer base in the second half of the year. The bundle offers overwhelming value to our students and gives them even greater support across a diverse range of academic needs. We also learned that those needs aren’t isolated to students in the United States. As the Chegg brand continues to expand, domestically and globally, it is clear the needs of students are similar around the world. This gives us a tremendous foundation to expand internationally, because our content significantly overlaps in most countries because of our focus on business and STEM, which we call STEM-B which have become universal in a technology driven world.

The top concern of global employers is the future of workforce education. Across the board there is consensus that more people will need to learn more things, more often, throughout their career and what they need to learn is evolving as we see continuous advancements in technology. As the student population and workforce ages, we are seeing that more people are taking matters into their own hands and making decisions about where to invest their time, and their money, to get the greatest return on their investment in themselves, both academically and professionally. We believe it’s important for Chegg to lead in this space, to support students throughout their entire learning journey. And, like all Chegg Services, we continue to focus on going directly to the student: the person who is making the decisions on their future, who will invest the most in themselves, and can get a positive return on their investment. Going directly to the student also allows us to make the quality of our content higher, more relevant, while keeping prices low, because we continue to own the relationship with our customer, own the content, and own the channels of distribution.

All of the success we have seen over the last decade is thanks to the fantastic work of our amazing employees in 2019 our team was, once again, recognized with several awards as one of Fortune’s Great Places to Work, including our second year on the Best Small & Medium Workplaces and our first nod for being a great place to work for parents. That is an honor that is particularly meaningful to us, as we have worked hard to develop an inclusive, family friendly culture. It’s also a reflection of how we have built our team to mirror our customer base, as 40% of students are working 30 hours a week or more and 26% of them are already parents. We are proud of the recognition our team has received this year and I want to thank them for continuing to make Chegg such a great place to work.

As we enter the second decade at Chegg, our priorities haven’t changed:

1.	To deliver on our financial goals and continue to provide services that create overwhelming value for academic and professional learners;

2.	To continue investing in opportunities that leverage the strength of our brand, reach, and customer base providing opportunities for meaningful growth in future years;

3.	And to continue to invest in content and our technical infrastructure to allow us to take advantage of those opportunities, not only faster but also at a greater global scale.

I would like to take a moment to thank all of you who have been on this journey with us, whether for a few months or for many years. And I want to thank the incredible Chegg family who have worked relentlessly over the last decade to put students first. It’s their passion and commitment to our mission that will fuel us over the next decade and beyond. And, with that, I will turn it over to Andy. Andy…

Prepared Remarks - Andy Brown, CFO Chegg, Inc.

Thanks Dan and good afternoon everyone.

Today I will discuss our financial performance for the fourth quarter and full year 2019, as well as our increased outlook for 2020.

2019 was another great year for Chegg. We exceeded all of our financial targets and key operating metrics, made significant investments in our existing services, expanded our offerings organically and through acquisition, and strengthened our balance sheet with a very well received convertible debt offering early in the year. As such, we believe we enter 2020 in an even stronger position than we entered 2019 and expect to have another great year.

For full year 2019, total revenue grew 28% to $411 million. This was driven by subscriber growth of 29%, resulting in Chegg Services revenue of $332 million, an increase of $78 million year over year. This strong topline growth drove gross margin to 78%, up 300 basis points from 2018. This resulted in adjusted EBITDA margin of 30% or $125 million, up 50% year-over-year, demonstrating the continued leverage of our subscription services model at scale.

We ended the year on a high note, with Q4 revenue growing 31% to $126 million, with Chegg Services growing to $107 million, marking the first quarter Chegg Services revenue has exceeded $100 million. This was driven by continued strong growth in our subscription services, demonstrated by 32% subscriber growth, which was partially offset by headwinds in the industry wide programmatic advertising rates which impacted ad revenue for our Chegg Writing service, which has already been incorporated into our 2020 guidance. The strong subscription services growth drove gross margin to 79% and resulted in adjusted EBITDA of $47 million, both exceeding our expectations.

Looking at the balance sheet, we ended the year with cash and investments of $1.1 billion, more than double the balance we had at the end of 2018. This is the result of proceeds from the convertible debt offering we completed in Q2 and improved operating cash flows. Free cash flow for 2019 came in at the higher end of our expectations at $71 million, or 57% of adjusted EBITDA. We believe the strength of our balance sheet and our operating model are the strongest in the education industry.

2020 is off to a good start and we are increasing our total revenue and adjusted EBITDA guidance. We continue to see leverage in the model all while increasing investments, such as the technology platform to support future growth initiatives that Dan talked about earlier.

As such we expect:

•	Total revenue to be between $522 and $527 million, or approximately 27% growth at the mid-point of the range, with Chegg Services revenue between $435 and $437 million.

•	Gross margin to be between 71% and 72%.

•	Adjusted EBITDA to be between $162 and $164 million, or over a 30% increase year over year.

•
CapEx to be between $105 and $115 million, which includes approximately $50 million of net textbook purchases, as we move to our new partner FedEx. As a reminder, approximately 80% of our non-textbook library CapEx is for content development which includes among other things investments in future growth areas such as localize content for our international subscribers, expanding into assessments and practice tests and accelerating course development for our skills-based offering.

•
And finally, as a result of the initial investment in textbooks, we expect adjusted EBITDA to free cash flow conversion to be between 40% - 50%. We expect it will return to the 50% - 60% range in 2021 post this transitional year.

Moving to Q1 2020 we expect:

•	Total revenue to be between $122 and $125 million, with Chegg Services between $99 and $100 million.

•	Gross margin between 67% and 68%.

•	And adjusted EBITDA between $27.5 and $28.5 million.

In closing, 2019 was another great year for Chegg. Our team executed at a high level and we’ve positioned ourselves for continued success in 2020. As the education industry is undergoing significant disruption, it has becoming increasingly clear that Chegg’s model of putting the student first and going direct to the student is the envy of the education landscape. It is an exciting time at Chegg, and we are glad you are with us for the journey.

With that, I’ll turn the call over to the operator for your questions.

Conference Call and Webcast Information

To access the call, please dial 1-877-407-4018, or outside the U.S. +1-201-689-8471, five minutes prior to 1:30 p.m. Pacific Standard Time (or 4:30 p.m. Eastern Standard Time). A live webcast of the call will also be available at http://investor.chegg.com under the Events & Presentations menu. An audio replay will be available beginning at 4:30 p.m. Pacific Standard Time on February 10, 2020, until 8:59 p.m. Pacific Standard Time on February 17, 2020, by calling 1-844-512-2921, or outside the U.S. +1-412-317-6671, with Conference ID 13697995. An audio archive of the call will also be available at http://investor.chegg.com.

Use of Investor Relations Website for Regulation FD Purposes

Chegg also uses its media center website, http://www.chegg.com/press, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor http://www.chegg.com/press, in addition to following press releases, Securities and Exchange Commission filings and public conference calls and webcasts.

About Chegg

Chegg is a Smarter Way to Student. As the leading direct-to-student learning platform, we strive to improve educational outcomes by putting the student first in all our decisions. We support students on their journey from high school to college and into their career with tools designed to help them pass their test, pass their class, and save money on required materials. Our services are available online, anytime and anywhere, so we can reach students when they need us most. Chegg is a publicly held company based in Santa Clara, California and trades on the NYSE under the symbol CHGG. For more information, visit www.chegg.com.

Use of Non-GAAP Measures

To supplement Chegg’s financial results presented in accordance with generally accepted accounting principles in the United States (GAAP), this press release and the accompanying tables and the related earnings conference call contain non-GAAP financial measures, including adjusted EBITDA, non-GAAP operating expenses and margin, non-GAAP income from operations, non-GAAP net income, non-GAAP weighted average shares, non-GAAP net income per share, and free cash flow. For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, please see the section of the accompanying tables titled, “Reconciliation of Net Income (loss) to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow,” and “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA.”

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. Chegg defines (1) adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for textbook library depreciation expense and to exclude share-based compensation expense, other income, net, restructuring charges, acquisition-related compensation costs, and the donation from Chegg Foundation; (2) non-GAAP income from operations as income (loss) from operations excluding share-based compensation expense, amortization of intangible assets, restructuring charges, acquisition-related compensation costs, and the donation from Chegg Foundation; (3) non-GAAP income from operations margin as non-GAAP income from operations divided by total net revenues; (4) non-GAAP net income as net income (loss) excluding share-based compensation expense, amortization of intangible assets, restructuring charges, acquisition-related compensation costs, amortization of debt discount and issuance costs, and the donation from Chegg Foundation; (5) non-GAAP weighted average shares outstanding as weighted average shares outstanding adjusted for the effect of dilutive options, restricted stock units, and shares related to our convertible senior notes; (6) non-GAAP net income per share is defined as non-GAAP net income divided by non-GAAP weighted average shares outstanding; and (7) free cash flow as net cash provided by operating activities excluding purchases of property and equipment. To the extent additional significant non-recurring items arise in the future, Chegg may consider whether to exclude such items in calculating the non-GAAP financial measures it uses.

Chegg believes that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Chegg’s performance by excluding items that may not be indicative of Chegg’s core business, operating results or future outlook. Chegg management uses these non-GAAP financial measures in assessing Chegg’s operating results, as well as when planning, forecasting and analyzing future periods and believes that such measures enhance investors’ overall understanding of our current financial performance. These non-GAAP financial measures also facilitate comparisons of Chegg’s performance to prior periods.

As presented in the “Reconciliation of Net Income (loss) to EBITDA and Adjusted EBITDA,” “Reconciliation of GAAP to Non-GAAP Financial Measures,” “Reconciliation of Forward-Looking Net Loss to EBITDA and Adjusted EBITDA,” and “Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow” tables below, each of the non-GAAP financial measures excludes one or more of the following items:

Share-based compensation expense.

Share-based compensation expense is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Chegg's control. As a result, management excludes this item from Chegg's internal operating forecasts and models. Management believes that non-GAAP measures adjusted for share-based compensation expense provide investors with a basis to measure Chegg's core performance against the performance of other companies without the variability created by share-based compensation as a result of the variety of equity awards used by other companies and the varying methodologies and assumptions used.

Amortization of intangible assets.

Chegg amortizes intangible assets that it acquires in conjunction with business combinations, which results in non‑cash operating expenses that would not otherwise have been incurred had Chegg internally developed such intangible assets. Chegg believes excluding the accounting expense associated with acquired intangible assets from non-GAAP measures allows for a more accurate assessment of its ongoing operations.

Restructuring charges.

Restructuring charges primarily relate the exit of Chegg’s print coupon business, and Chegg's strategic partnership with the National Research Center for College & University Admissions. These restructuring charges are excluded from non-GAAP financial measures because they are the result of discrete events that are not considered core-operating activities. Chegg believes that it is appropriate to exclude restructuring charges from non-GAAP financial measures because it enables the comparison of period-over-period operating results from continuing operations.

Acquisition-related compensation costs.

Acquisition-related compensation costs include compensation expense resulting from the employment retention of certain key employees established in accordance with the terms of the Imagine Easy, Cogeon GmbH, WriteLab, StudyBlue, and Thinkful acquisitions. In most cases, these acquisition-related compensation costs are not factored into management's evaluation of potential acquisitions or Chegg's performance after completion of acquisitions, because they are not related to Chegg's core operating performance. In addition, the frequency and amount of such charges can vary significantly based on the size and timing of acquisitions and the maturities of the businesses being acquired. Excluding acquisition-related compensation costs from non-GAAP measures provides investors with a basis to compare Chegg’s results against those of other companies without the variability caused by purchase accounting.

Amortization of debt discount and issuance costs.

Under GAAP, we are required to separately account for the liability (debt) and equity (conversion option) components of our convertible senior notes that were issued in private placements in 2019 and 2018. Accordingly, for GAAP purposes we are required to recognize the effective interest expense on our convertible senior notes and amortize the debt discount and issuance costs over the term of the notes. The difference between the effective interest expense and the contractual interest expense are excluded from management's assessment of our operating performance because management believes that these non-cash expenses are not indicative of ongoing operating performance. Chegg believes that the exclusion of the non-cash interest expense provides investors an enhanced view of our performance and enables the comparison of period-over-period results.

Donation from Chegg Foundation.

The donation from Chegg Foundation represents a one-time event to transfer funds to a third party, for the benefit of Chegg.org, our not for profit arm of Chegg. Chegg believes that it is appropriate to exclude the donation from Chegg Foundation from non-GAAP financial measures because it is the result of a discrete event that is not considered a core-operating activity and enables the comparison of period-over-period operating results.

Free cash flow.

Free cash flow represents net cash provided by operating activities excluding purchases of property and equipment. Chegg considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment, which can then be used to, among other things, invest in Chegg's business and make strategic acquisitions. A limitation of the utility of free cash flow as a measure of financial performance is that it does not represent the total increase or decrease in Chegg's cash balance for the period.

Forward-Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which include, without limitation statements regarding Chegg's continued momentum and 2020 guidance; and those included in the investor presentation referenced above, those included in the “Prepared Remarks” sections above, and all statements about Chegg’s outlook under “Business Outlook.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “endeavor,” “will,” “should,” “future,” “transition,” “outlook” and similar expressions, as they relate to Chegg, are intended to identify forward-looking statements. These statements are not guarantees of future performance, and are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: Chegg’s ability to attract new students, increase engagement and increase monetization; Chegg’s ability to attract new students from high schools and colleges, which are populations with inherently high turnover; the ease of accessing Chegg’s offerings through search engines; the rate of adoption of Chegg’s offerings; the effect and integration of Chegg’s acquisition of Imagine Easy Solutions, Cogeon, WriteLab, StudyBlue, and Thinkful; Chegg’s ability to strategically take advantage of new opportunities to leverage the Student Graph; competitive developments, including pricing pressures and other services targeting students; Chegg’s anticipated growth of Chegg Services; Chegg’s ability to build and expand its services offerings; Chegg’s ability to develop new products and services on a cost-effective basis and to integrate acquired businesses and assets; the impact of seasonality on the business; Chegg's reputation with students and tutors; the outcome of any current litigation; the ability of our logistics partners to manage the fulfillment processes; the effect of Chegg's transition to using FedEx as its logistics partner; Chegg’s ability to effectively control operating costs; changes in Chegg’s addressable market; regulatory changes, in particular concerning education, privacy and marketing; changes in the education market; and general economic, political and industry conditions. All information provided in this release and in the conference call is as of the date hereof and Chegg undertakes no duty to update this information except as required by law. These and other important risk factors are described more fully in documents filed with the Securities and Exchange Commission, including Chegg’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 4, 2019 and Chegg's Annual Report on Form 10-K for the year ended December 31, 2019 to be filed with the Securities and Exchange Commission, and could cause actual results to vary from expectations.

CHEGG, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except for number of shares and par value)
(unaudited)

	December 31, 2019	December 31, 2018
Assets
Current assets
Cash and cash equivalents	$387,520	$374,664
Short-term investments	381,074	93,345
Accounts receivable, net of allowance for doubtful accounts of $56 and $229 at December 31, 2019 and December 31, 2018, respectively	11,529	12,733
Prepaid expenses	10,538	4,673
Other current assets	16,606	9,510
Total current assets	807,267	494,925
Long-term investments	310,483	16,052
Property and equipment, net	87,359	59,904
Goodwill	214,513	149,524
Intangible assets, net	34,667	25,915
Right of use assets	15,931	—
Other assets	18,778	14,618
Total assets	$1,488,998	$760,938
Liabilities and stockholders' equity
Current liabilities
Accounts payable	$7,362	$8,177
Deferred revenue	18,780	17,418
Current operating lease liabilities	5,283	—
Accrued liabilities	39,964	34,077
Total current liabilities	71,389	59,672
Long-term liabilities
Convertible senior notes, net	900,303	283,668
Long-term operating lease liabilities	14,513	—
Other long-term liabilities	3,964	6,964
Total long-term liabilities	918,780	290,632
Total liabilities	990,169	350,304
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.001 par value – 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2019 and December 31, 2018	—	—
Common stock, $0.001 par value – 400,000,000 shares authorized; 121,583,501 and 115,500,418 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	122	116
Additional paid-in capital	916,095	818,113
Accumulated other comprehensive loss	(1,096)	(1,019)
Accumulated deficit	(416,292)	(406,576)
Total stockholders' equity	498,829	410,634
Total liabilities and stockholders' equity	$1,488,998	$760,938

CHEGG, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net revenues	$125,504	$95,676	$410,926	$321,084
Cost of revenues(1)	26,165	22,070	92,182	79,996
Gross profit	99,339	73,606	318,744	241,088
Operating expenses:
Research and development(1)	38,573	33,495	139,772	114,291
Sales and marketing(1)	16,235	12,251	63,569	54,714
General and administrative(1)	27,445	19,979	97,489	77,714
Restructuring charges	—	337	97	589
Total operating expenses	82,253	66,062	300,927	247,308
Income (loss) from operations	17,086	7,544	17,817	(6,220)
Interest expense, net and other income, net:
Interest expense, net	(13,557)	(3,769)	(44,851)	(11,225)
Other income, net	5,492	1,320	20,063	3,987
Total interest expense, net and other income, net	(8,065)	(2,449)	(24,788)	(7,238)
Income (loss) before provision for (benefit from) income taxes	9,021	5,095	(6,971)	(13,458)
Provision for (benefit from) income taxes	802	(252)	2,634	1,430
Net income (loss)	$8,219	$5,347	$(9,605)	$(14,888)
Net income (loss) per share:
Basic	0.07	0.05	(0.08)	(0.13)
Diluted	0.06	0.04	(0.08)	(0.13)
Weighted average shares used to compute net income (loss) per share:
Basic	121,151	115,123	119,204	113,251
Diluted	129,150	125,610	119,204	113,251

(1) Includes share-based compensation expense as follows:
Cost of revenues	$131	$117	$426	$420
Research and development	6,353	4,865	22,229	17,055
Sales and marketing	1,975	1,709	7,380	6,703
General and administrative	9,095	7,836	34,874	27,852
Total share-based compensation expense	$17,554	$14,527	$64,909	$52,030

CHEGG, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Years Ended December 31,
	2019	2018
Cash flows from operating activities
Net loss	$(9,605)	$(14,888)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization expense	30,247	22,805
Share-based compensation expense	64,909	52,030
Loss from write-offs of property and equipment	1,009	93
Amortization of debt discount and issuance costs	43,202	10,494
Deferred income taxes	(39)	(323)
Operating lease expense, net of accretion	4,385	—
Other, net	(416)	65
Change in assets and liabilities net of effect of acquisition of businesses:
Accounts receivable	1,829	(1,538)
Prepaid expenses and other current assets	(12,930)	(4,921)
Other assets	(1,494)	48
Accounts payable	(2,395)	893
Deferred revenue	(1,682)	3,978
Accrued liabilities	(206)	3,838
Other liabilities	(3,411)	2,539
Net cash provided by operating activities	113,403	75,113
Cash flows from investing activities
Purchases of investments	(959,911)	(146,856)
Proceeds from sale of investments	53,261	1,800
Maturities of investments	324,700	138,380
Purchases of property and equipment	(42,326)	(31,223)
Acquisition of businesses, net of cash acquired	(79,149)	(34,650)
Purchases of strategic equity investment	—	(10,000)
Net cash used in investing activities	(703,425)	(82,549)
Cash flows from financing activities
Common stock issued under stock plans, net	35,100	29,116
Payment of taxes related to the net share settlement of equity awards	(94,571)	(49,089)
Proceeds from issuance of convertible senior notes, net of issuance costs	780,180	335,618
Purchase of convertible senior notes capped call	(97,200)	(39,227)
Repurchase of common stock	(20,000)	(20,000)
Net cash provided by financing activities	603,509	256,418
Net increase in cash, cash equivalents and restricted cash	13,487	248,982
Cash, cash equivalents and restricted cash, beginning of period	375,945	126,963
Cash, cash equivalents and restricted cash, end of period	$389,432	$375,945

	Years Ended December 31,
	2019	2018
Supplemental cash flow data:
Cash paid during the period for:
Interest	$1,332	$605
Income taxes	$2,070	$2,097
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(5,297)	$—
Right of use assets obtained in exchange for lease obligations:
Operating leases	$3,364	$—
Non-cash investing and financing activities:
Accrued purchases of long-lived assets	$10,036	$1,210
Issuance of common stock related to prior acquisition	$3,003	$—

	December 31,
	2019	2018

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$387,520	$374,664
Restricted cash included in other current assets	149	84
Restricted cash included in other assets	1,763	1,197
Total cash, cash equivalents and restricted cash	$389,432	$375,945

CHEGG, INC.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income (loss)	$8,219	$5,347	$(9,605)	$(14,888)
Interest expense, net	13,557	3,769	44,851	11,225
Provision for (benefit from) income taxes	802	(252)	2,634	1,430
Depreciation and amortization expense	8,878	6,174	30,247	22,805
EBITDA	31,456	15,038	68,127	20,572
Share-based compensation expense	17,554	14,527	64,909	52,030
Other income, net	(5,492)	(1,320)	(20,063)	(3,987)
Restructuring charges	—	337	97	589
Acquisition-related compensation costs	3,478	6,239	10,466	14,096
Donation from Chegg Foundation	—	—	1,478	—
Adjusted EBITDA	$46,996	$34,821	$125,014	$83,300

CHEGG, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except percentages and per share amounts)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net revenues	$125,504	$95,676	$410,926	$321,084

Operating expenses	$82,253	$66,062	$300,927	$247,308
Share-based compensation expense	(17,423)	(14,410)	(64,483)	(51,610)
Amortization of intangible assets	(2,489)	(1,812)	(7,482)	(6,511)
Restructuring charges	—	(337)	(97)	(589)
Acquisition-related compensation costs	(3,478)	(6,239)	(10,466)	(14,096)
Donation from Chegg Foundation	—	—	(1,478)	—
Non-GAAP operating expenses	$58,863	$43,264	$216,921	$174,502

Operating expenses as a percent of net revenues	65.5%	69.0%	73.2%	77.0%
Non-GAAP operating expenses as a percent of net revenues	46.9%	45.2%	52.8%	54.3%

Income (loss) from operations	$17,086	$7,544	$17,817	$(6,220)
Share-based compensation expense	17,554	14,527	64,909	52,030
Amortization of intangible assets	2,489	1,812	7,482	6,511
Restructuring charges	—	337	97	589
Acquisition-related compensation costs	3,478	6,239	10,466	14,096
Donation from Chegg Foundation	—	—	1,478	—
Non-GAAP income from operations	$40,607	$30,459	$102,249	$67,006

Net income (loss)	$8,219	$5,347	$(9,605)	$(14,888)
Share-based compensation expense	17,554	14,527	64,909	52,030
Amortization of intangible assets	2,489	1,812	7,482	6,511
Restructuring charges	—	337	97	589
Acquisition-related compensation costs	3,478	6,239	10,466	14,096
Amortization of debt discount and issuance costs	13,088	3,536	43,202	10,494
Donation from Chegg Foundation	—	—	1,478	—
Non-GAAP net income	$44,828	$31,798	$118,029	$68,832

Weighted average shares used to compute net income (loss) per share	129,150	125,610	119,204	113,251
Effect of shares for stock plan activity	—	—	7,094	11,992
Effect of shares related to convertible senior notes	—	—	3,526	—
Non-GAAP weighted average shares used to compute non-GAAP net income per share	129,150	125,610	129,824	125,243

Net income (loss) per share	0.06	0.04	(0.08)	(0.13)
Adjustments	0.29	0.21	0.99	0.68
Non-GAAP net income per share	$0.35	$0.25	$0.91	$0.55

CHEGG, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(in thousands)
(unaudited)

	Year Ended December 31,
	2019	2018
Net cash provided by operating activities	$113,403	$75,113
Purchases of property and equipment	(42,326)	(31,223)
Free cash flow	$71,077	$43,890

CHEGG, INC.
RECONCILIATION OF FORWARD-LOOKING NET LOSS TO EBITDA AND ADJUSTED EBITDA
(in thousands)
(unaudited)

	Three Months Ending March 31, 2020	Year Ending December 31, 2020
Net loss	$(13,600)	$(9,400)
Interest expense, net	13,400	53,900
Provision for income taxes	900	3,500
Textbook library depreciation expense	3,600	16,100
Other depreciation and amortization expense	9,900	43,200
EBITDA	14,200	107,300
Textbook library depreciation expense	(3,600)	(16,100)
Share-based compensation expense	19,000	78,000
Other income, net	(5,500)	(22,000)
Acquisition-related compensation costs	3,900	15,800
Adjusted EBITDA*	$28,000	$163,000

* Adjusted EBITDA guidance for the three months ending March 31, 2020 and year ending December 31, 2020 represent the midpoint of the ranges of $27.5 million to $28.5 million and $162 million to $164 million, respectively.